Exhibit (d)(4)

AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENTS (this “Amendment”), dated as of April 1, 2019 (the “Effective Date”), by and between each of FRANKLIN UNIVERSAL TRUST, FRANKLIN LIMITED DURATION INCOME TRUST, TEMPLETON GLOBAL INCOME FUND, TEMPLETON EMERGING MARKETS INCOME FUND, TEMPLETON EMERGING MARKETS FUND and TEMPLETON DRAGON FUND, INC. (each a “Fund” and, together the “Funds”), severally and not jointly with respect to each such Fund, and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with each Fund, the “Parties” and each, a “Party”).

WHEREAS, the Parties entered into certain Transfer Agency and Registrar Services  Agreements, each dated as of March 25, 2015 (the “Agreements”); and

WHEREAS, the Parties wish to amend the Agreements pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreements.

2. Amendment.  As of the Effective Date, each Agreement is hereby amended as follows:

Each Agreement is hereby amended by substituting the following in place of Section 10.01 and the Comprehensive All Inclusive Fixed Fee Schedule:
(a) 10.01 The initial term of this Agreement shall be three (3) years from the Effective Date referenced above and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least sixty (60) days prior to the end of the initial three (3) year term or any subsequent one (1) year term. The term of this Agreement shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Funds.

(b)
The Comprehensive All Inclusive Fixed Fee for all standard services listed on the Addendum of Comprehensive Services titled “Stock Transfer and Related Services” attached to the Agreements dated as March 25, 2015 are included in Franklin Templeton’s all inclusive annual fee, payable monthly.

Templeton Emerging Markets Fund (EMF)	$11,550.00
Templeton Global Income Fund (GIM)	$71,400.00
Franklin Universal Trust (FT)	$51,450.00
Templeton Emerging Markets Income Fund (TEI)	$19,425.00
Templeton Dragon Fund, Inc. (TDF)	$15,225.00

Franklin Limited Duration Income Trust (FTF)	$19,950.00

3. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreements are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of an Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreements as amended by this Amendment.

(b) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

5. Miscellaneous.

(a) This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(e) This Amendment is executed by each Fund, and the obligations hereunder are not binding upon any of the directors, officers or shareholders of a Fund individually.  Each particular Fund has executed this Amendment severally and not jointly as an amendment to each particular Fund’s separate Agreement, and with respect to each particular Fund Agreement the inclusion of

(f) any other Fund in this Amendment is solely for administrative convenience, with no effect on such particular Fund Agreement.  Notwithstanding any other provision in this Amendment or an Agreement to the contrary, each and every obligation, liability, representation, warranty, or undertaking of a particular Fund under this Amendment shall constitute solely an obligation, liability, representation, warranty, or undertaking of, and be binding upon, such particular Fund, and shall be payable solely from the available assets of such particular Fund, and shall not be binding upon or affect any other Fund or the assets of any other Fund.  This provision 5(e) shall survive the termination of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

FRANKLIN UNIVERSAL TRUST, FRANKLIN LIMITED DURATION INCOME TRUST, TEMPLETON GLOBAL INCOME FUND, TEMPLETON EMERGING MARKETS INCOME FUND, TEMPLETON EMERGING MARKETS FUND and TEMPLETON DRAGON FUND, INC., severally and not jointly with respect to each such Fund.

By:_____________________________ Name: Lori A. Weber Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:______________________________ Name: Michael A. Nespoli Title: Executive Director